Exhibit 99.1

For more information contact:
Bruce A. Kay
804-747-0136

FOR IMMEDIATE RELEASE

MARKEL ANNOUNCES EXECUTIVE OFFICER CHANGES

Richmond, VA, November 19, 2015

Markel Corporation (NYSE-MKL) announced today that, effective January 1, 2016, Thomas S. Gayner, President and Chief Investment Officer, and Richard R. Whitt, III, President and Co-Chief Operating Officer, will serve as Co-Chief Executive Officers of the Company. In addition, F. Michael Crowley, President and Co-Chief Operating Officer, will serve as the sole President of the Company as of the same date. Each of Messrs. Crowley, Gayner and Whitt will continue to report to Alan I. Kirshner, who will serve as the Company’s Executive Chairman.

Mr. Kirshner, Markel’s Chairman of the Board and Chief Executive Officer, remarked, “Markel is a company ‘built to last.’ The unanimous decision taken by the Board of Directors today to appoint Tom and Richie as Co-CEOs of the Company effective January 1 sets the stage for Markel’s future and builds upon and continues a long tradition of collegial and collaborative leadership, management and decision-making. Though the CEO position will be assumed by both Tom and Richie, who are 53 and 51 years old, respectively, Mike, who is 64 years old, will continue to be an integral part of the executive management team.” Mr. Kirshner further commented, “We could not be happier with the character, talent, experience, and vision Mike, Tom and Richie possess and contribute to the Company. We are equally fortunate that the management teams across our organization are filled with exceptional leaders that are executing upon the goals and aspirations of Markel on a daily basis. Our bench is indeed strong and deep.”

In addition to serving as Co-Chief Executive Officers of the Company, Mr. Gayner will oversee the Company’s investment portfolio and non-insurance operating companies, known as Markel Ventures, and Mr. Whitt will oversee the Company’s international insurance and reinsurance operations as well as its underwriting, finance, actuarial, claims, information technology, legal and administrative functions. Mr. Crowley will continue to oversee the Company’s global insurance, specialty and wholesale operations and its marketing, human resources and strategic management functions.

As Executive Chairman, Mr. Kirshner will continue to focus on long-term strategic planning and development for the Company.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

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